Exhibit 15.1

To the Board of Directors and Shareholders of

The Great Restaurant Development Holdings Limited

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial statements of The Great Restaurant Development Holdings Limited and its subsidiaries for the six-month periods ended June 30, 2023 and 2024, as indicated in our report dated September 27, 2024, except for Notes 1, 20 and 21, as to which the date is December 6, 2024; because we did not perform an audit, we expressed no opinion on that information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

San Mateo, California	WWC, P.C.
January 13, 2025	Certified Public Accountants
PCAOB ID No. 1171